                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934, as amended
                               (Amendment No.__)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               ASD SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

  *Set forth amount on which the filing is calculated and state how it was determined.

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                                          Your vote is important



                               ASD SYSTEMS, INC.



                                Proxy Statement





[LOGO]

asd systems

FROM CLICK TO CONSUMER(SM)



                      2000 ANNUAL MEETING OF SHAREHOLDERS

                          [LETTERHEAD OF ASD SYSTEMS]


April 18, 2000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 12, 2000


ASD Systems will hold its Annual Meeting of Shareholders at the Marriott Quorum Hotel, 14901 Dallas Parkway, in Dallas, Texas on Friday, May 12, 2000 at 10:00 a.m.

We are holding this meeting:

     . To elect two Class A directors to serve until the 2003 Annual Meeting of Shareholders;

     . To approve an increase in the number of shares available for issuance under our 1999 Long-Term Incentive Plan;

     . To ratify the appointment of Ernst & Young LLP as our independent auditors; and

     .    To transact any other business that properly comes before the meeting.

Your board of directors recommends that you vote in favor of the three proposals outlined in this proxy statement.

Your board of directors has selected March 31, 2000 as the record date for determining shareholders entitled to vote at the meeting. A list of shareholders on that date will be available for inspection at ASD Systems, 3737 Grader Street, Suite 110, Garland, Texas, for at least ten days before the meeting.

This notice of annual meeting, proxy statement, proxy and our 1999 Annual Report to Shareholders are being distributed on or about April 18, 2000.

By Order of the Board of Directors,


 /s/ James H. McAlister

James H. McAlister
Corporate Secretary

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS..........................................................................   3

ITEM 1.  ELECTION OF DIRECTORS.................................................................   6
  Nominees for Election to a Three Year Term Ending
    with the 2003 Annual Meeting...............................................................   6
  Directors Continuing in Office Until the 2002 Annual Meeting.................................   7
  Directors Continuing in Office Until the 2001 Annual Meeting.................................   8
  Compensation of Directors....................................................................   9
  Committees of the Board of Directors; Meetings...............................................   9

STOCK OWNERSHIP................................................................................  11
  Beneficial Ownership of Certain Shareholders, Directors and Executive Officers...............  11
  Section 16(a) Beneficial Ownership Reporting Compliance......................................  13

MANAGEMENT.....................................................................................  14
  Executive Officers...........................................................................  14
  Executive Compensation.......................................................................  16
  Long-Term Incentive Plan.....................................................................  18
  401(k) Plan..................................................................................  18
  Employment Contracts.........................................................................  19
  Compensation Committee Interlocks and Insider Participation..................................  19
  Certain Transactions.........................................................................  20

BOARD REPORT ON EXECUTIVE COMPENSATION.........................................................  23
  Compensation Policy..........................................................................  23
  1999 Company Performance.....................................................................  24
  1999 Executive Compensation..................................................................  24
  1999 Chief Executive Compensation............................................................  24
  Company Policy on Qualifying Compensation....................................................  24

PERFORMANCE GRAPH..............................................................................  25

ITEM 2.  APPROVAL OF PROPOSAL TO INCREASE THE NUMBER OF
  SHARES AVAILABLE FOR ISSUANCE UNDER OUR 1999 LONG-TERM
  INCENTIVE PLAN...............................................................................  26

ITEM 3.  RATIFICATION OF ERNST & YOUNG LLP AS
  INDEPENDENT AUDITORS.........................................................................  29

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS.....................................................  30

                                  ------------------------------
                                      YOUR VOTE IS IMPORTANT.
                                   PLEASE REMEMBER TO PROMPTLY
                                      RETURN YOUR PROXY CARD.
                                  ------------------------------

                             QUESTIONS AND ANSWERS

Q1:  Who is soliciting my proxy?

A: We, the board of directors of ASD Systems, are sending you this proxy statement in connection with our solicitation of proxies for use at the 2000 Annual Meeting of Shareholders. Certain directors, officers and employees of ASD Systems also may solicit proxies on our behalf by mail, phone, fax or in person.

Q2:  Who is paying for this solicitation?

A: ASD Systems will pay for the solicitation of proxies. ASD Systems will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of ASD Systems common stock.

Q3:  What am I voting on?

A: Three items: (1) the election of Paul G. Sherer and David E. Bowe to the board of directors; (2) the proposal to increase the number of shares available under our 1999 Long-Term Incentive Plan; and (3) the ratification of Ernst & Young LLP as our independent auditors for the current fiscal year.

Q4:  Who can vote?

A: Only those who owned common stock at the close of business on March 31, 2000, the record date for the Annual Meeting, can vote. If you owned common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

Q5:  How do I vote?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the enclosed prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person-- by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the Secretary of ASD Systems written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of both nominees for director, FOR an increase in the number of shares available under our 1999 Long-Term Incentive Plan and FOR ratification of E&Y as our independent auditors.

Q6:  What constitutes a quorum?

A: Voting can take place at the Annual Meeting only if shareholders owning a majority of the voting power of the common stock (that is a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 21,142,400 shares of common stock outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares.

Q7:  What vote of the shareholders will result in the matters being passed?

A: Election of Directors. Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. At this year's meeting, the two nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

     Approval of Proposal to Increase the Number of Shares Available for Issuance Under the 1999 Long-Term Incentive Plan. To approve this item, shareholders holding a majority of the shares represented in person, or by proxy, at the meeting must affirmatively vote to approve the matter. In this case, abstentions have the same effect as a vote "against" the proposal, while broker non-votes have no effect at all.

     Ratification of E&Y. To ratify the appointment of Ernst & Young as our independent auditors for the current fiscal year, shareholders holding a majority of the shares represented in person or by proxy at the upcoming Annual Meeting must affirmatively vote in favor of this action. Abstentions have the same effect as votes "against" the proposal and broker non-votes have no effect at all.


Q8.  What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting our transfer agent, The Bank of New York, at 800.524.4458.


Q9:  How does the board recommend that I vote on the matters proposed?

A: The board of directors of ASD Systems unanimously recommends that shareholders vote FOR each of the proposals submitted at this year's Annual Meeting.

Q10: Will there be other matters proposed at the 2000 Annual Meeting?

A: ASD Systems' amended and restated bylaws limit the matters presented at the upcoming Annual Meeting to those in the notice of the meeting (or any supplement thereto), those otherwise properly presented by the board of directors and those presented by shareholders so long as the shareholder gives the Secretary written notice of the matter on or before April 28, 2000. Please refer to the section of this proxy statement encaptioned "Annual Meeting Advance Notice Requirements" for a description of the information to be contained in the Secretary's notice. We do not expect any other matter to come before the Annual Meeting. However, if any other matter is presented, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

Q11: When are 2001 shareholder proposals due if they are to be included in the company's proxy materials?

A: To be considered for presentation at ASD Systems' 2001 Annual Meeting of Shareholders and included in our proxy statement, a shareholder proposal must be received at the ASD Systems' offices no later than December 15, 2000. To curtail controversy as to the date on which a proposal was received by the company, we suggest that proponents submit their proposals by certified mail, return receipt requested.

                                    ITEM 1.
                             ELECTION OF DIRECTORS


          The board of directors of ASD Systems has currently set the number of directors constituting the whole board at six. As established by our amended and restated bylaws, these directors are divided into three classes serving staggered three-year terms. At the upcoming Annual Meeting, you and the other shareholders will elect two individuals to serve as Class A directors whose terms expire at the 2003 Annual Meeting. Paul G. Sherer is an acting member of the board, while David E. Bowe is a new nominee. Paul M. Jennings, previously a Class A director, has elected not to stand for re-election at this year's Annual Meeting.

          The persons designated as proxies will vote the enclosed proxy for the election of both nominees unless you direct them to withhold your votes. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the board. We recommend a vote FOR both nominees.

          Below are the names and ages of the nominees for Class A director, the Class B and Class C directors, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships, if any.

Nominees for Election to a Three Year Term Ending with the 2003 Annual Meeting
                               Class A Directors

          .    Paul G. Sherer    Age 41, a director since August 1999. Mr.
                                 Sherer is a partner of VantagePoint Venture
                                 Partners (a venture capital firm focused on the Internet, data networking and communications services). Prior to joining VantagePoint, Mr.
                                 Sherer was Managing Director, Investment
                                 Banking and Head of Telecom and Enterprise
                                 Communication Technology for Robertson,
                                 Stephens & Company from May 1990 to June 1998, where he was responsible for worldwide relationship management. Prior to that, Mr.
                                 Sherer was Robertson, Stephens' Senior Research
                                 Analyst for Telecom and Enterprise
                                 Communication Technology. Mr. Sherer received an A.B. from Duke University and an MBA from Stanford Graduate School of Business.

          .    David E. Bowe     Age 41, nominee for director. Mr. Bowe has
                                 served as our President since March 2000 and as our Chief Financial Officer since September
                                 1999. Prior to accepting the position of President, Mr. Bowe also acted as our Executive
                                 Vice President from September 1999. Before joining us,

                                 Mr. Bowe served as President of U.S. Houseware Corporation (a consumer products company) from September 1998 to September 1999. Prior to that, Mr. Bowe was Executive Vice President of Heartland Capital Partners L.P. (a private equity firm) from 1993 to 1997 where he was responsible for making private equity investments. From 1987 to 1992, Mr. Bowe served in various executive capacities for The Thompson Company (a private investment firm) where he participated in the acquisition, development and operation of several portfolio companies. From 1980 to 1987, Mr. Bowe held various executive positions with Brown Brothers Harriman & Co. (a Wall Street private bank). Mr. Bowe is a Chartered Financial Analyst and received a BSBA in Finance from Georgetown University. Mr. Bowe has served as an Advisory Director of ASD Systems since March 1999.

          Directors Continuing in Office Until the 2002 Annual Meeting
                               Class C Directors

          .    Norman Charney    Age 50, a director since inception. Mr. Charney
                                 has served as Chairman of the Board and Chief
                                 Executive Officer since inception and in similar capacities for ASD Partners, Ltd. from October 1997 through December 1997. Mr. Charney also served as our President from inception until March 2000. Mr. Charney was President and a director of Athletic Supply of Dallas from 1981 through December 1996 when this entity was sold, in its entirety, to Genesis Direct, Inc.
                                 From December 1996 through October 1997, Mr.
                                 Charney was employed in various executive capacities by Athletic Supply of Dallas. Mr.
                                 Charney is a Certified Public Accountant and received his B.Com. in business from McGill
                                 University in Montreal, Canada.

          .    Alan E. Salzman   Age 46, a director since August 1999. Mr.
                                 Salzman is a founder and managing partner of VantagePoint Venture Partners. From March 1995 to March 1998, Mr. Salzman was a general partner with Canaan Partners (a venture capital firm). Prior to that, Mr. Salzman was a partner with Brobeck, Phleger & Harrison, LLP (a law firm). Mr. Salzman received a B.A. from the University of Toronto, a J.D. from Stanford Law
                                 School and an L.L.M. from the

                                   University of Brussels. Mr. Salzman is a member of the board of directors of Cybergold, Inc.


          Directors Continuing in Office Until the 2001 Annual Meeting
                               Class B Directors

     .    Kevin P. Yancy Age 47,   a director since March 1999. Mr. Yancy has
                                   served as President of Spyglass Equities, Inc. (a private equity investments affiliate of The Staubach Company) since June 1999.
                                   From July 1997 through June 1999, he served as Senior Vice President of Staubach
                                   Financial Services, Inc. (a real estate
                                   financial services firm) where he specialized in private equity investments. From November
                                   1995 through June 1997, Mr. Yancy managed his personal investments. From 1991 through
                                   October 1995, Mr. Yancy served as Chairman,
                                   CEO and President of InterNational Bank of
                                   McAllen, Texas. Mr. Yancy currently serves on the board of directors of several private companies, including Aeris Communications,
                                   Inc. of San Jose, California; eInstruction
                                   Corporation of Denton, Texas; INC2inc
                                   Technologies Corporation of Dallas, Texas;
                                   Lone Star Bank of Dallas, Texas and Mouse
                                   Products, Inc. of Dallas, Texas. Mr. Yancy earned his B.B.A. in accounting from Baylor
                                   University, Waco, Texas and practiced as a Certified Public Accountant with Coopers and
                                   Lybrand from 1975 through 1983.

     .    Jonathan R. Bloch        Age 46, a director since March 1999. Mr.
                                   Bloch has served as Managing Director of Gerard Klauer Mattison & Co., Inc. (an investment banking firm) since January 2000.
                                   From June 1997 until January 2000, Mr. Bloch served as either Senior Vice President or Managing Director of the technology division of Chanin Capital Partners (an investment bank and financial advisor). He has served as the Chairman of the Board of Directors of Old
                                   Tucson Co. (an amusement park) since January
                                   1997. From September 1995 to June 1997, Mr.
                                   Bloch served as Chief Executive Officer of
                                   Resource Recovery Techniques of Arizona (a water treatment company), where he was responsible for general administration. From
                                   August 1995 to June 1997, Mr. Bloch was the
                                   Managing Member and General

                                   Manager of Santa Monica Amusements, Inc. (an amusement park on the Santa Monica pier). From April 1992 to August 1995, Mr. Bloch was Chief Executive Officer of the California Fertility Associates (a medical clinic), where he was responsible for general administration and management. He received a B.A. from the University of California at Berkeley and a J.D. from the University of San Diego School of Law.

Compensation of Directors

     We do not provide cash compensation to our directors but do reimburse our directors for reasonable expenses incurred in traveling to and from board meetings (or a committee thereof). Our directors are eligible to receive stock option grants under our 1999 Long-Term Incentive Plan.

Committees of the Board of Directors; Meetings

     ASD Systems has three standing committees.

The Audit Committee

     . Makes recommendations to the full board of directors with respect to appointment of the company's independent auditors.

     . Meets periodically with our independent auditors to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls and financial reporting.

     The current members of the Audit Committee are Paul Sherer and Kevin Yancy. The Audit Committee did not meet in 1999.

The Compensation Committee

     . Recommends to the board of directors annual salaries for senior management.

     .    Reviews all company benefit plans.

     The current members of the Compensation Committee are Jonathan Bloch and Alan Salzman. During the year ended December 31, 1999, the Compensation Committee had no formal meetings.

The Long-Term Incentive Plan Committee

     . Maintains authority to administer the Long-Term Incentive Plan, including making determinations concerning the persons to whom and the size and nature of stock options granted to all eligible persons, other than executive officers and directors.

     The current members of the Long-Term Incentive Plan Committee are Norm Charney and Kevin Yancy. The Long-Term Incentive Plan Committee did not meet in 1999.

Entire Board

     During the year ended December 31, 1999, the entire board of directors of ASD Systems met 7 times and acted by consent an additional 10 times.
     During fiscal 1999, each director attended at least 75% of the total of all meetings of the board of directors and any committee on which he served.

                                STOCK OWNERSHIP

Beneficial Ownership of Certain Shareholders, Directors and Executive Officers

     The following table sets forth information with respect to the beneficial ownership of our common stock at March 31, 2000, by:

     .    each of our named executive officers and directors;

     .    all of our executive officers and directors as a group;

     . each of the current nominees for director, who is not an incumbent director; and

     . each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock.

     In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and common stock purchase warrants within 60 days of March 31, 2000. Unless otherwise noted in the footnotes to the table, and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o ASD Systems, Inc., 3737 Grader Street, Suite 110, Garland, Texas 75041. We have calculated the percentages of shares beneficially owned based on 21,142,400 shares of common stock outstanding at March 31, 2000.

                                                                                       Shares beneficially owned
                                                                               ------------------------------------------
                          Person or group                                           Number                    Percent
--------------------------------------------------------------------           -----------------        -----------------
Named Executive Officers and Directors:
Norman Charney(1)(8)................................................              6,000,000                       28.4%
Paul M. Jennings(2).................................................                957,500                        4.3
Jonathan R. Bloch(3)................................................                810,000                        3.7
Alan E. Salzman(4)..................................................              4,847,400                       22.9
Paul G. Sherer(4)...................................................              4,847,400                       22.9
Kevin P. Yancy(5)...................................................                348,087                        1.6
All executive officers and directors as a group (9 persons)(6)......             12,972,987                       56.6
Nominee for Director:
David E. Bowe(7)....................................................                 10,000                        *
Beneficial Owners of 5% or More of
     Our Outstanding Common Stock:
ASD Partners, Ltd.(8)...............................................              6,000,000                       28.4
VantagePoint Venture Partners III(Q), L.P.(9).......................              3,231,600                       15.3
VantagePoint Communications Partners, L.P.(9).......................              1,615,800                        7.6

______________
*    Less than one percent (1%).

(1) Represents shares of common stock held by ASD Partners, Ltd., a Texas limited partnership.

(2) Represents options to purchase 957,500 shares of common stock at an exercise price of $1.00 per share. Does not include shares of common stock held by ASD Partners, Ltd., in which Mr. Jennings owns a 5% limited partnership interest.

(3) Includes (1) 800,000 shares of common stock acquirable upon exercise of warrants held by CKM Software Partners at the following exercise prices:
     400,000 shares of common stock exercisable for $1.00 per share; 240,000 shares of common stock exercisable for $2.00 per share; and 160,000 shares of common stock exercisable for $3.00 per share and (2) options to purchase an additional 10,000 shares of common stock at an exercise price of $1.00 per share. CKM Software Partners is a California general partnership held by Jonathan Bloch and Larry Barels. The address of each of these persons and entities is 11100 Santa Monica Blvd., Suite 830, Los Angeles, California 90825.

(4) Represents the 3,231,600 shares held by VantagePoint Venture Partners III(Q), L.P. and 1,615,800 shares held by VantagePoint Communications Partners, L.P. Mr. Salzman is the managing member of the general partner of each of these funds and Mr. Sherer is a partner of these funds. Messrs. Salzman and Sherer each disclaim beneficial ownership of the shares held by the VantagePoint funds other than those in which he may own a pecuniary interest.

(5) Includes net options to purchase 263,087 shares of common stock from third parties and options to purchase an additional 10,000 shares of common stock from the company at an exercise price of $1.00 per share.

(6) Includes the shares of common stock acquirable upon exercise of the stock options and warrants discussed in notes 2, 3, 5 and 7.

(7) Represents 10,000 shares of common stock acquirable upon exercise of stock options granted by the company at an exercise price of $1.00 per share.

(8) The general partner of ASD Partners, Ltd. is ASD Partners GP, Inc. Mr. Charney is the sole shareholder and President of ASD Partners GP, Inc. The address of ASD Partners, Ltd. and ASD Partners GP, Inc. is c/o ASD Systems, Inc., 3737 Grader Street, Suite 110, Garland, Texas 75041.

(9) The general partner of VantagePoint Venture Partners III(Q), L.P. is VantagePoint Venture Associates III, L.L.C. The general partner of VantagePoint Communications Partners, L.P. is VantagePoint Communications Associates, L.L.C. Mr. Salzman is a managing member of the general partner of each of the VantagePoint funds. The address for the VantagePoint funds is c/o VantagePoint Venture Partners, 1001 Bayhill Drive, Suite 100, San Bruno, California 94066.

Section 16(a) Beneficial Ownership Reporting Compliance

          Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC. The SEC has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive offers, we believe that all persons subject to reporting filed the required reports on time in 1999 except that the Form 3 of each filing person (other than Messrs. Bilke and Young) was deemed filed one day late due to difficulties in transmitting such reports via the EDGAR filing system.

                                   MANAGEMENT

Executive Officers

     Below are the names and ages of the executive officers of ASD Systems as of March 31, 2000 and a brief description of their prior experience and qualifications.

     .    Norm Charney        Age 50, Chairman of the Board and Chief Executive
                              Officer since inception. Mr. Charney also served as our President from inception until March 2000.
                              See the biography of Mr. Charney on page 7.

     .    David E. Bowe       Age 41, President since March 2000 and Chief
                              Financial Officer since September 1999. Mr. Bowe also served as our Executive Vice President from September 1999 until March 2000. See the biography of Mr. Bowe on page 6.

     .    Paul M. Jennings    Age 45, Chief Technology Officer of ASD Systems
                              since September 1999. Mr. Jennings served as our Chief Information Officer and Chief Operating
                              Officer from inception until September 15, 1999 when he was elected our Chief Technology Officer.
                              Mr. Jennings served in similar capacities with ASD
                              Partners, Ltd., one of our predecessor entities, from October 1997 through December 1997. For more than ten years prior to joining ASD Partners, Mr.
                              Jennings served as director of MIS for Athletic
                              Supply of Dallas, Inc., a prior predecessor to ASD
                              Systems. Mr. Jennings received a B.S. in finance from the University of Texas at Dallas.

     .    James H. McAlister  Age 42, Vice President - Finance since April 1999 and Treasurer and Secretary since September 1999.
                              From July 1993 through August 1998, Mr. McAlister was the Controller for MilBrands, Inc. (a privately held military food broker) where he was responsible for supervising that company's accounting, computer systems and customer service departments. MilBrands was sold in August 1998.
                              From the date of sale through February 1999, Mr.
                              McAlister was responsible for the transition of the business of Milbrands to the new owner. Mr.
                              McAlister is a Certified Public Accountant and received a B.B.A. degree from the University of Iowa.

     .    Ted I. Bilke        Age 38, Chief Operating Officer since December
                              1999. Before joining us, Mr. Bilke served as Business Development Manager for Navigator Systems
                              (a professional services company focused on technology) in 1999. From 1998 to 1999, Mr. Bilke served as Director, LAN Management Services, with
                              MCI Systemhouse (provider of remote server and desktop management services). From 1995 to 1998, Mr. Bilke worked at Bell & Howell Mail Processing
                              Systems, Inc. rising to Vice President,
                              Integrations Services Group. From 1993 to 1995,
                              Mr. Bilke served as General Manager, Workflow
                              Automation with Duplex Products, Inc. (workflow and forms automation solutions). From 1983 to 1993, Mr. Bilke worked at Electronic Data Systems
                              Corporation rising to the position of Senior
                              Technical Sales Support. Mr. Bilke holds a B.S.
                              degree in Business Administration, Finance and Marketing from Missouri Southern State College.

     .    Gregg L. Young      Age 43, Chief Information Officer since January
                              2000. Before joining us, Mr. Young served as Chief
                              Information Officer at Softbank Services Group from 1997 to 2000. There he managed the technology and communications selection, and the development and implementation process for the company's e-commerce, call center and fulfillment and distribution operations. From 1995 to 1997, Mr.
                              Young was with West Telemarketing Corporation where he had responsibility for the IS functions and application development support of a three city integrated 2000 seat virtual telemarketing center. From August 1993 to August 1995 with
                              Radisson Hotels International, Mr. Young was responsible for their worldwide reservation systems. Mr. Young was with Fitz and Floyd, a design, import and distribution company, from October 1989 to August 1993. Mr. Young earned a
                              B.A. degree in Business at the University of Nebraska.

Executive Compensation

     Summary compensation. The following table provides summary information concerning compensation paid by us to our named executive officers, which are our Chief Executive Officer and our other executive officer who earned more than $100,000 in salary and bonus for all services rendered in all capacities during the fiscal year ended December 31, 1999. We may refer to these officers as our named executive officers in other parts of this proxy statement. For a list of our current executive officers, see "--Executive Officers."


                                                                                         Long-term
                                                                                        compensation
                                                                                           awards
                                                                                       ------------
                                                                       Annual            Securities         All other
                                                                    Compensation         underlying          compen-
                                                                    ------------
          Name and Principal Position(s)               Year           Salary            options (#)          sation
---------------------------------------------------   ------       -------------       ------------       -----------
Norman Charney.....................................    1999         $250,000                   0              $1,600
 Chief Executive Officer                               1998          247,500                   0                 625

Paul M. Jennings...................................    1999         $165,200             957,500                   0
 Chief Technology Officer                              1998          153,125                   0                   0

     "All other compensation" consists of matching 401(k) contributions made by ASD Systems on behalf of the named executive officers. In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the named executive officers in 1999.

     David E. Bowe, our President and Chief Financial Officer, joined us in September 1999. His current annual base salary is $175,000. Ted Bilke, our Chief Operating Officer and Gregg Young, our Chief Information Officer, joined us in December 1999 and January 2000, respectively. Mr. Bilke's current annual base salary is $130,000 and Mr. Young's current annual base salary is $160,000. In addition, each of these officers has been granted significant stock option awards in connection with his employment. See "--Long-Term Incentive Plan."

     Stock options granted during the year ended December 31, 1999. The following table provides information regarding the grant of stock options during fiscal 1999 to the named executive officers.

                                                 Individual Grants
                                    ------------------------------------------
                                                       % of total                 Potential realizable value at assumed
                                        Number of       options                  annual rates of stock price appreciation
                                       securities      granted to                          for option term (1)
                                       underlying      employees     Exercise    ----------------------------------------
                                        options        in fiscal     price per    Expiration
               Name                     granted          year         share          date           5% ($)       10% ($)
------------------------------------  ----------       ---------    ---------     ----------   ----------    ----------
Norman Charney......................         0              --         --              --           --            --
Paul M. Jennings....................   957,500(2)          52.1%      $1.00         2/10/04     $264,762      $585,634

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of the stock options will depend on the future performance of the common stock, and the date on which the options are exercised.

(2) Represents non-qualified stock option granted to Mr. Jennings on February 10, 1999 outside of our 1999 Long-Term Incentive Plan. The option terminates 180 days following the cessation of Mr. Jennings' employment with ASD Systems as a result of his death or the expiration date, whichever occurs earlier. The option was fully vested upon the grant date. The exercise price of the option was determined to be equal to or greater than the deemed fair market value per share of the common stock on the grant date.

     Year-end option values. Neither of the named executive officers exercised any stock options during the year ended December 31, 1999. The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of our common stock.

                                                Number of securities
                                            underlying unexercised options         Value of the unexercised in-the-money
                                                at fiscal year-end                      options at fiscal year-end
                                            -------------------------------        -------------------------------------
                   Name                     Exercisable       Unexercisable        Exercisable            Unexercisable
-------------------------------------       -----------      --------------        ------------          ---------------
Norman Charney.......................              0               0                         --                 --
Paul M. Jennings.....................        957,500               0                $16,038,125                 --

Long-Term Incentive Plan

          Our 1999 Long-Term Incentive Plan, approved by the board of directors on May 12, 1999, and amended on August 22, 1999, currently provides for the issuance to qualified participants of up to 1,200,000 shares of our common stock pursuant to the grant of stock options. The purpose of our Long-Term Incentive Plan is to promote our interests and the interests of our shareholders by using investment interests in ASD Systems to attract, retain and motivate eligible persons, to encourage and reward their contributions to the performance of ASD Systems and to align their interests with the interests of our shareholders. As of March 31, 2000, unexercised options to purchase 797,500 shares of common stock had been awarded, having a weighted average exercise price of $4.37 per share, under the Long-Term Incentive Plan. Of these, options to purchase 757,500 shares of common stock have been awarded to employees and are intended to qualify as Incentive Stock Options, or ISOs, under Section 422 of the Internal Revenue Code. The remaining options to purchase 40,000 shares of common stock are nonqualified stock options, or NQSOs. As of March 31, 2000, options exercisable for 45,000 shares had been exercised and options exercisable for an additional 71,000 shares had vested under the terms of the Long-Term Incentive Plan and the applicable option agreements.

          On March 22, 2000, our board of directors approved an amendment to the 1999 Long-Term Incentive Plan that functions to increase the number of shares issuable under the plan by 1,300,000 shares. Accordingly, following shareholder approval, our 1999 Long-Term Incentive Plan will provide for the issuance to qualified participants of up to 2,500,000 shares of our common stock. Please see "Item 2 - Approval of Proposal to Increase the Number of Shares Available for Issuance Under Our 1999 Long-Term Incentive Plan."

401(k) Plan

          Our employees are eligible to participate in the ASD Systems 401(k) plan adopted by us in October of 1998. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit and contribute this amount to the 401(k) plan. For the year ended December 31, 1999, the statutorily prescribed annual limit was $10,000. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in up to 20 different investment funds. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by us when made. We will make matching contributions to the 401(k) plan in an amount equal to 25% of the first 4% of an employee's pretax contributions. An employee becomes eligible for the matching contribution only if he or she makes a pretax contribution. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by our board of directors. We elected not to make a discretionary profit sharing contribution in 1999.

Employment Contracts

          As of March 31, 2000, we had entered into the following employment contracts with our executive officers.

          Norman Charney. On December 14, 1998, we entered into an employment agreement with Norman Charney to serve as our Chief Executive Officer and President. The agreement is effective through December 31, 2001 and will automatically renew for successive one-year periods unless either Mr. Charney or we give written notice of termination at least 30 days prior to the expiration date of the agreement. Under the agreement, Mr. Charney receives a base salary of $250,000 per year plus an automatic annual increase of $10,000 effective each December 14. Mr. Charney is also eligible to receive other salary increases and bonus awards at the discretion of the board of directors.

          Pursuant to the agreement, Mr. Charney may be terminated by us at any time for cause. "Cause" generally is defined in the agreement to include (1) the gross negligence or willful misconduct by Mr. Charney in the performance of his services, (2) the failure by Mr. Charney to perform his duties as assigned to him by the board of directors, (3) any violation by Mr. Charney of the confidentiality or non-interference provisions of the agreement and (4) Mr. Charney's mental or physical incapacitation to such an extent that he is unable to perform his duties for an extended period of time.

          Paul M. Jennings. On October 14, 1997, ASD Partners, Ltd., one of our predecessor entities, entered into an employment agreement with Paul M. Jennings, our Chief Technology Officer. This agreement was assigned to us on January 1, 1998. ASD Partners, Ltd. currently exists as a holding company for the shares of ASD Systems, Inc. owned by its partners.

          The employment agreement with Mr. Jennings is effective through October 14, 2002 and will automatically renew for successive one-year periods unless either Mr. Jennings or we give written notice of termination at least 30 days prior to the expiration date of the agreement. Under the agreement, Mr. Jennings receives a base salary of $150,000 per year plus an automatic annual increase of $12,500 effective each October 14. Mr. Jennings is also eligible to receive other salary increases and bonus awards at the discretion of the board of directors. Pursuant to the agreement, Mr. Jennings may be terminated by us at any time for cause. The definition of "cause" in Mr. Jennings' agreement is similar to the definition used in Mr. Charney's agreement described above.

Compensation Committee Interlocks and Insider Participation

          Prior to August 25, 1999, we did not have a compensation committee or other committee of the board of directors performing similar functions. Decisions concerning compensation of executive officers generally have been made by Mr. Charney in consultation with the other members of the board of directors. None of the executive officers or directors, other than Mr. Yancy, currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. Currently, the Compensation Committee consists of Messrs. Salzman and Bloch.

Certain Transactions

          Common Stock Financing. We issued 4,500,000 shares of common stock in a private placement which closed in two tranches in January and February of 1999 raising an aggregate of $4,500,000 in working capital for ASD Systems. Of these shares, 2,375,000 were purchased by a group of persons affiliated with the Staubach Company. We refer to this group as the Staubach affiliated shareholders. The agreements among the Staubach affiliated shareholders relating to our shares terminated, for the most part, upon the consummation of our initial public offering. We engaged CKM Capital, LLC to assist us with our common stock financing and paid CKM a commission of $281,250, or 6.25% of the aggregate amount raised, as consideration for their services. In addition, we issued various affiliates of CKM common stock purchase warrants which are exercisable for an aggregate of 1,000,000 shares of our common stock at the following exercise prices: 500,000 shares of common stock exercisable for $1.00 per share; 300,000 shares of common stock exercisable for $2.00 per share; and 200,000 shares of common stock exercisable for $3.00 per share. These warrants expire on February 5, 2004. Prior to July 31, 1999, we also paid CKM a financial advisory fee of $5,000 per month, plus reasonable out-of-pocket expenses. We paid CKM an aggregate of approximately $32,500 under this arrangement.

          As part of our private placement, we executed a shareholders' agreement with each of our then current shareholders. Mr. Bloch and Mr. Yancy were nominated and appointed to the board of directors of ASD Systems under the terms of this agreement. Mr. Bloch, a director of ASD Systems, was Senior Vice President and Managing Director of an affiliate of CKM at the time of the transaction. Mr. Yancy, also a director of ASD Systems, is President of Spyglass Equities, Inc., a private equity investments affiliate of the Staubach Company. Mr. Yancy is also a member of the Staubach affiliated shareholders. The shareholders' agreement was amended and restated as part of the preferred stock financing described below and, although the provisions of the amended and restated shareholders' agreement concerning appointment to the board terminated upon the closing of our initial public offering, we expect Messrs. Bloch and Yancy to continue to serve as directors.

          Preferred Stock Financing. On August 23, 1999, we issued (1) 1,111,111 shares of our Series A convertible preferred stock, (2) 1,111,111 shares of our Series B redeemable preferred stock and (3) common stock purchase warrants exercisable for 2,925,000 shares of our common stock, in a private placement generating net proceeds of $11,490,000 for additional working capital. VantagePoint Venture Partners III(Q), L.P., acquired two-thirds of the aggregate securities placed in the preferred stock financing and VantagePoint Communications Partners, L.P., an affiliate of VantagePoint Venture Partners III(Q), L.P. acquired the remaining one-third of the securities placed. We refer to these entities collectively as the VantagePoint funds. Upon completion of our initial public offering, the Series A convertible preferred stock was automatically converted into 2,250,000 shares of our common stock and the Series B redeemable preferred stock was automatically redeemed by us for an aggregate redemption price of $6.0 million. On December 3, 1999, the VantagePoint funds exercised the common stock purchase warrants in their entirety which, after application of the cashless exercise feature, resulted in the issuance of an aggregate of 2,597,400 shares of our common stock to the funds.

          According to the terms of the amended and restated shareholders' agreement executed in connection with the preferred stock financing, the VantagePoint funds and the original parties to the shareholders' agreement executed in connection with our common stock financing, acquired certain registration rights with respect to their capital stock of ASD Systems. Under these registration rights, in the event we elect to register any of our shares of common stock for purposes of effecting a public offering, the holders of the shares are entitled to include their shares of common stock in the registration. Such holders are also entitled to certain demand registration rights within one year of our initial public offering under certain circumstances pursuant to which they may require us to file a registration statement under the Securities Act with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a demand registration within 90 days prior to, and 120 days subsequent to, an offering of our securities. All expenses in connection with any registration, other than underwriting discounts and commissions, will be paid by us.

          As part of the preferred stock financing, the VantagePoint funds acquired the right to have two designees appointed to our board of directors. Accordingly, we have added to our board of directors effective August 23, 1999 Messrs. Salzman and Sherer. Mr. Salzman is a managing member of the general partner of the VantagePoint funds, and Mr. Sherer is a partner of the VantagePoint funds. Although the provisions of the amended and restated shareholders' agreement concerning appointment to the board terminated upon closing of our initial public offering, we expect Messrs. Salzman and Sherer to continue to serve as directors.

          We engaged CKM to assist us with the preferred stock financing and paid CKM a commission of $420,000, or 3.5% of the aggregate amount raised, as consideration for its services. Mr. Bloch, a director of ASD Systems, was Senior Vice President and Managing Director of an affiliate of CKM at the time of the transaction.

          Call Center/Data Center Facility. We presently lease a 20,000 square foot facility from our Chief Executive Officer, Norman Charney, that we use for our internal call center and data center. Our annual rental expense for this facility is $100,000 and our lease expires June 30, 2002.

          Guarantees of Indebtedness and Guarantee Fees. Prior to September 2, 1999, Mr. Charney was the guarantor of up to $2.5 million borrowed under a credit facility with Comerica Bank-Texas. Pursuant to the terms of our arrangement with Mr. Charney, we agreed to pay him a guarantee fee equal to 1% of the average daily outstanding principal amount of the loan in each 30 day period. Mr. Charney was paid an aggregate of approximately $52,000 under this arrangement. Mr. Charney has also executed a limited guarantee with respect to amounts that we owe under the lease for our corporate headquarters and fulfillment center. Mr. Charney presently guarantees up to $400,000 of amounts due under such lease, with such guarantee decreasing by the amount of $100,000 each year. Mr. Charney receives no compensation for this guarantee.

          Employment and Indemnification Agreements. We have entered into employment agreements and indemnification agreements with Messrs. Charney and Jennings, who are directors and named executive officers. We have also entered into indemnification agreements with the remainder of our directors.

          We believe that each of the transactions described above was made on terms no less favorable to us than could have been obtained from unaffiliated third-parties.

          Promoters of ASD Systems. Each of Norman Charney, our Chief Executive Officer, and Paul Jennings, our Chief Technology Officer, may be deemed a promoter for purposes of federal securities laws. In connection with our incorporation in January 1998, we acquired the assets and liabilities comprising our business from ASD Partners, Ltd., a Texas limited partnership controlled by Messrs. Charney and Jennings, for 6,000,000 shares of our common stock. ASD Partners, Ltd. acquired these assets and liabilities from Athletic Supply of Dallas, L.L.C., a wholly-owned subsidiary of Genesis Direct, Inc., on October 14, 1997 for approximately $2.7 million. ASD Partners, Ltd. funded the acquisition by (1) issuing a promissory note for $1.7 million to Genesis Direct and (2) causing Mr. Charney to forgive $1.0 million otherwise payable under a note from Genesis Direct. The note was originally issued to Mr. Charney in connection with the sale by Mr. Charney of his stock in Athletic Supply of Dallas, Inc., a predecessor to our business, to Genesis Direct in December 1996.

                     BOARD REPORT ON EXECUTIVE COMPENSATION


Compensation Policy

     We did not have a Compensation Committee during most of 1999. Accordingly, compensation decisions for the executive officers of ASD Systems (other than Norm Charney) for compensation paid during the year ended December 31, 1999, were generally made by Mr. Charney in consultation with other members of the board of directors. Mr. Charney's compensation was set by the whole board. The Compensation Committee (currently consisting of Messrs. Bloch and Salzman) began recommending annual salaries for senior management with fiscal year 2000.

     As a board, our goal is to attract, retain and reward a highly competent and productive employee group. To do so, we have determined that it is in the best interests of ASD Systems to provide a total compensation package that competes favorably with those offered within the Internet service and fulfillment provider industry, general industry and geographic areas in which we operate. Our current compensation package includes a mix of base salary and long-term incentive opportunities and other employee benefits. Changes in compensation are based on the individual's performance, ASD Systems' financial performance and the competitive marketplace. We consider the median level of the market as competitive.

     Base Salary. The base salary provides for compensation at competitive levels. Increases in executive base salary are awarded for individual performance based on the executive's performance. We do not utilize any formal mathematical formulae or objective thresholds in determining base salary adjustments. We believe that specific formulae restrict flexibility and are too rigid at this stage of our development. We also believe that in order for ASD Systems to succeed, we must attract and retain qualified executives who can not only perform satisfactorily on an individual basis but who can also retain and manage a quality staff of other executive officers and/or key employees. Thus, in addition to applying the criteria generally applicable to all executive officers, in determining the compensation of the Chief Executive Officer, we may also be influenced by the overall performance of the other executives and key employees.

     Long-Term Incentive Plan. The purpose of the Long Term-Incentive Plan is to promote our interests and the interests of our shareholders by using common stock to attract, retain and motivate eligible persons, to encourage and reward their contributions to the performance of ASD Systems and to align their interests with the interests of our shareholders. Our directors, officers, employees, consultants and advisors are eligible to receive grants under this plan. With respect to all of our employees other than directors and executive officers, the Long-Term Incentive Plan Committee (consisting of Messrs. Charney and Yancy) has the authority to administer the plan, including the discretion to determine which eligible persons will be granted stock options, the number of shares subject to options, the period of exercise of each option and the terms and conditions of such options. The entire board of directors administers the plan for directors and executive officers.

1999 Company Performance

     In 1999, our diluted net loss per common share was $1.39, compared to a
1998 diluted net loss per share of $0.43.   Net revenues grew to $12,313,038 in
1999, compared to $8,020,021 in 1998.  Operating loss for 1999 was $8,904,794, compared to a 1998 operating loss of $2,373,050. Accordingly, although we demonstrated a notable increase in revenues, our operating loss was such that discretionary increases in base salaries and bonuses were deemed to be inappropriate.

1999 Executive Compensation

     The base salary of Mr. Paul Jennings, our Chief Technology Officer, increased in 1999, pursuant to the terms of his employment agreement. The timing and the amount of the increase were functions of the contractual provisions of the employment agreement and required no discretionary action on the part of the board. No bonus was awarded to executives in 1999 nor were stock options issued to any of them under the Long-Term Incentive Plan.
However, Mr. Jennings was awarded a stock option exercisable for 957,500 shares of our common stock in connection with his role in transitioning the company's solution to service the needs of Internet retailers. This award, which was approved by the entire board of directors, terminates upon the earlier of 180 days following the cessation of Mr. Jennings' employment as a result of death or the expiration date, whichever occurs earlier. The option maintains an exercise price of $1.00 per share and was fully vested on the date of grant.

1999 Chief Executive Compensation

     The compensation of Chairman, Chief Executive Officer and then President Norman Charney, consisted of base salary pursuant to the terms of Mr. Charney's employment agreement. The terms of the employment agreement were determined by the board of directors based on base salary of similarly sized companies within the Internet service and fulfillment provider industry. Mr. Charney's salary was not increased in 1999. No bonus was awarded to Mr. Charney in 1999 nor were stock options issued to him under the Long-Term Incentive Plan.

Company Policy on Qualifying Compensation

     The board has reviewed the applicability of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for compensation to an executive officer in excess of $1.0 million per year. The board does not anticipate that compensation subject to this threshold will be paid to any executive officer in the foreseeable future. The board intends to periodically review the potential consequences of Section 162(m) and may in the future structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m).

                                                Board of Directors
                                    Norman Charney               Alan E. Salzman
                                    Paul M. Jennings             Paul G. Sherer
                                    Jonathan R. Bloch            Kevin P. Yancy

                               PERFORMANCE GRAPH

          The following performance graph compares the performance of the ASD Systems common stock to the Nasdaq Market Index and an industry peer group, selected in good faith, for the period from November 11, 1999, the first day of trading for our shares, through December 31, 1999. The graph assumes that the value of the investment in our common stock and each index was $100.00 at November 11, 1999, and that all dividends were reinvested. We have not paid any dividends. Performance data is provided for the last trading day closest to each calendar year end.


                             [GRAPH APPEARS HERE]


                                November 11,         December 31,
        Company                    1999                 1999
     -------------              ------------         ------------
     ASD Systems, Inc.             $100                  $200
     Peer Group (1)                $100                  $162
     Nasdaq Market Index           $100                  $137

________________
(1) The peer group selected by us for this comparison (Media General Industry Group 852) consists of 135 Internet software and services companies.

                                    ITEM 2.
                  APPROVAL OF PROPOSAL TO INCREASE THE NUMBER
                     OF SHARES AVAILABLE FOR ISSUANCE UNDER
                       OUR 1999 LONG-TERM INCENTIVE PLAN

          Generally. As indicated previously, our 1999 Long-Term Incentive Plan currently provides for the issuance to qualified participants of up to 1,200,000 shares of our common stock pursuant to the grant of stock options. Qualified participants include directors, officers, employees, consultants and advisors of ASD Systems. As of March 31, 2000, approximately 425 persons were eligible to participate in the plan and approximately 80 such persons actually received a grant of a stock option thereunder.

          Amendment to the Plan. As of March 31, 2000, we had granted options to purchase 797,500 shares of the 1,200,000 shares of common stock authorized under the plan. Consequently, our board of directors determined that it would be in our best interest, and in the best interest of our shareholders and the participants in the plan to, pending shareholder approval, increase the number of shares issuable upon exercise of options granted under the plan by 1,300,000 shares of common stock. Approval of this amendment is required by the rules of The Nasdaq Stock Market. By amending the plan to provide for the granting of options to purchase additional shares, we will continue the purposes of the plan. Without such amendment, our ability to utilize stock options as a form of incentive compensation would be substantially limited.

          New Plan Benefits. Because the amendment proposed to be made to the 1999 Long-Term Incentive Plan does not, in and of itself, affect the number or dollar value of the benefits to be received by participants thereunder, it is not possible to determine the dollar value or the number of shares that will be received under the plan as so amended. However, for illustrative purposes only, the following chart provides information concerning options granted to certain groups over the course of 1999.

                         1999 Long-Term Incentive Plan
-----------------------------------------------------------------------------------------------------------
                                                             Range of           Shares Underlying Options
           Group                                          Exercise Prices          Granted During 1999
-------------------------------------------------     ---------------------     --------------------------
Executive Group..................................      $1.00 to $5.40                 50,000
Non-Executive Director Group.....................          $1.00                      20,000
Non-Executive Officer Employee Group.............      $1.00 to $8.25                789,500

          Administration. Our Long-Term Incentive Plan Committee is authorized to administer the plan with respect to all persons not classified as Section 16 insiders of ASD Systems and has discretion to determine which eligible persons will be granted stock options, the number of shares subject to options, the period of exercise of each option and the terms and conditions of such options. Our board of directors has retained the power to administer the Long-Term Incentive Plan for persons who are Section 16 insiders (generally, all directors and executive officers of ASD Systems) for purposes of ensuring compliance with the profit disgorgement rules of Section 16 applicable to such persons.

         Stock options. Under our plan, we may grant ISO's or NQSO's. However, only our employees are eligible to receive ISOs. A stock option may have a term of not more than ten years. The administrators of our Long-Term Incentive Plan determine the exercise price per share for each option which cannot be less than the fair market value of our common stock on the date of the grant. In the case of an ISO granted to an employee who, at the time of the grant, owns common stock with more than 10% of the total combined voting power of our outstanding common stock, the price per share of common stock cannot be less than 110% of the fair market value of our common stock on the date of grant. The fair market value of our common stock is its closing price on The Nasdaq National Market.

         Effect of termination. Generally, if a participant's service to us is terminated for reasons other than just cause dismissal, retirement, permanent disability or death, then the participant's options, whether or not vested, shall expire and become unexercisable as of the earlier of the date the options would expire in accordance with their terms had the participant remained in our service, or 30 days after the date of employment or relationship termination. Upon retirement, permanent disability or death, the participant's unexercised options shall, whether or not vested, expire and become unexercisable as of the earlier of the date the options would expire in accordance with their terms had the participant remained in our service, or 90 days after the date of employment or relationship termination. In the event of a just cause dismissal of a participant, all of such participant's options, whether or not vested, shall expire and become unexercisable as of the date of such dismissal.

         Federal income tax consequences-ISO. The federal income tax consequences, in general, of the grant and exercise of an ISO under our Long-Term Incentive Plan are as follows:

         In general, an employee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO.

         . If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

         . If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least one year after the date of exercise.

          Federal income tax consequences-NQSO. The federal income tax consequences, in general, of the grant and exercise of an NQSO under our Long-Term Incentive Plan are as follows:

          . In general, a recipient who receives a NQSO will recognize no income at the time of the grant of the option.

          . Upon exercise of an NQSO, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

          . The basis in shares acquired upon exercise of an NQSO will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

          Effect of a change in control. Our Long-Term Incentive Plan provides that, in the event of certain changes of control involving the liquidation of ASD Systems, the disposition of all or substantially all of our assets, certain reorganizations, mergers or consolidations of ASD Systems or the acquisition by any person (other than Norm Charney or the Staubach affiliated shareholders) of more than 50% of ASD Systems' combined voting power, one of the following shall occur with respect to the plan and any unexercised options:

          .    they may be assumed or substituted by the successor corporation;

          . our board of directors may provide for adjustments in the terms and conditions of the unexercised options, such as acceleration of their vesting or their automatic conversion into the underlying shares or other consideration; or

          . they shall automatically terminate, provided that any unexercised options shall be immediately exercisable prior to the change of control.

          Termination. The Long-Term Incentive Plan will terminate on May 12, 2009.

          We recommend a vote FOR the proposal to increase the number of shares issuable under the 1999 Long-Term Incentive Plan.

                                    ITEM 3.
           RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

          The board of directors of ASD Systems has appointed E&Y as independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2000 and to render other professional services as required.

          We are submitting the appointment of E&Y to shareholders to obtain your ratification. E&Y has served as independent auditors to the company since inception. Representatives of E&Y will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

          We recommend a vote FOR the ratification of E&Y as the independent auditors for the current fiscal year.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     Shareholder Proposals. Our bylaws provide that shareholder proposals and director nominations by shareholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to shareholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the Secretary of ASD Systems at 3737 Grader Street, Suite 110, Garland, Texas 75041 setting forth certain information, including the following:

     . a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

     .    the name and address of the proposing shareholder;

     . the number of shares of common stock beneficially owned by the proposing shareholder; and

     .    any material interest of the proposing shareholder in such business.

The notice must be delivered to the Secretary (1) at least 30, but no more than 60, days before any scheduled meeting or (2) if less than 40 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

     Board Nominations. A shareholder may recommend a nominee to become a director of ASD Systems by giving the Secretary of the company (at the address set forth above) a written notice setting forth certain information, including the following:

     As to each person whom the shareholder proposes to nominate:

     .    the name, age, business address and residence of the person;

     .    the principal occupation or employment of the person;

     .    the number of shares of common stock beneficially owned by the person;
          and

     . any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules of the SEC.

     As to the proposing shareholder:

     .    the name and record address of the proposing shareholder; and

     . the number of shares of common stock beneficially owned by the proposing shareholder.

     Such nominations must be made pursuant to the same advance notice requirements for shareholder proposals set forth in the preceding section. We do not maintain a formal nominating committee.

     Generally. Our annual meetings are held during the second week of May each year. Our 2001 annual meeting of shareholders is currently scheduled for May 10, 2001. Copies of our bylaws are available upon written request made to the Secretary of ASD Systems at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy materials for a meeting of shareholders. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our bylaws.

                               ASD SYSTEMS, INC.

                                REVOCABLE PROXY

                 Annual Meeting of Stockholders - May 12, 2000

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned, as a holder of Common Stock of ASD Systems, Inc. (the "Company"), hereby appoints Norman Charney, David E. Bowe and James H. McAlister as Proxies, with full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 2000 or any adjournment thereof.

     Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees as Class A Directors and FOR the ratification of Ernst & Young LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

     The Board of Directors recommends a vote "FOR" the nominees listed below and "FOR" Proposals 2 and 3.

(IMPORTANT:  PLEASE DATE AND SIGN THE PROXY ON THE REVERSE SIDE)



                                                   ASD Systems, Inc.
                                                   3737 Grader Street, Suite 110
                                                   Garland, Texas 75041

1.  ELECTION OF DIRECTORS:      FOR all nominees  [_]          WITHHOLD AUTHORITY to     [_]                 *EXCEPTIONS  [_]
                                listed below.                  vote for all nominees listed below

Nominees: Paul M. Jennings and Paul G. Sherer (to hold office until the 2003 Annual Meeting or until their successors have been duly elected and have qualified)
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions________________________________________________________________________________________________________________________

2.  Ratification of Ernst & Young LLP as independent    3.  In their discretion, upon any other matter that may properly come before
    auditors for the year ending December 31, 2000.         the Annual Meeting of Stockholders or any adjournment thereof.

    FOR  [_]        AGAINST  [_]       ABSTAIN  [_]                   FOR  [_]        AGAINST  [_]       ABSTAIN  [_]


                                                                                    Change of Address and/
                                                                                    or Comments Mark Here



                                                            Please mark, date and sign as your name appears hereon. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

                                                            Dated:______________________________________________, 2000

                                                            _____________________________________________________
                                                            Signature
                                                            _____________________________________________________
                                                            Signature


PLEASE DATE, SIGN AND MAIL THIS PROXY IN                    Votes must be indicated
THE ENCLOSED ENVELOPE.                                      (x) in Black or Blue Ink.  X



                                       2.